Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

SPECTRUM PHARMACEUTICALS, INC.,

as Seller,

and

ACROTECH BIOPHARMA LLC,

as Buyer

and

AUROBINDO PHARMA USA, INC.,

as Parent Guarantor

Dated as of January 17, 2019

-i-

-ii-

EXHIBITS

EXHIBIT A   Bill of Sale and Assignment and Assumption Agreement

EXHIBIT B   Intellectual Property Assignment

EXHIBIT C   Commercial Agreement

EXHIBIT D   Transition Services Agreement

EXHIBIT E   FDA Letters

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of January 17, 2019 (this “Agreement”), is between Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Seller”), Acrotech Biopharma LLC, a Delaware limited liability company (“Buyer”) and Aurobindo Pharma USA, Inc., a Delaware corporation (“Parent Guarantor”), solely for purposes of Article XI. Buyer and Seller are referred to herein each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller currently markets the following hematology/oncology products: BELEODAQ®, EVOMELA®, FOLOTYN®, MARQIBO®, FUSILEV®, KHAPZORYTM and ZEVALIN® (each, a “Product”, and collectively, the “Product Portfolio”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the assets and liabilities related to the Product Portfolio, as set forth herein; and

WHEREAS, as a condition and inducement to Seller’s willingness to enter into this Agreement, Parent Guarantor has agreed to guarantee Buyer’s performance of the Obligations.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. For purposes of this Agreement:

“$” means the lawful currency of the United States.

“Accounting Standards” has the meaning set forth in the definition of Net Sales.

“Additional Material Contracts” has the meaning set forth in Section 2.01(a)(v).

“Affiliate” of any specified Person means (a) any other Person which directly or indirectly controls, is controlled by, or is under common control with such first Person, and (b) any Person who is a director, officer, general partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“API” has the meaning set forth in Section 3.02(a)(vi).

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“B-Cell Lymphoma Indication” has the meaning set forth in Section 2.05(b)(i).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(f).

“Business” means the development, manufacture, packaging, labeling, marketing, distribution, sale or other disposition of the Product Portfolio.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the City of New York, New York are authorized or required by Law to be closed for business.

“Business Employees” has the meaning set forth in Section 6.02(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.02(f).

“Buyer Benefit Plans” has the meaning set forth in Section 6.02(d).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Indemnitee” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(b).

“Change of Control” means any bona fide, arm’s length transaction or series of related transactions (excluding transactions contemplated hereby) with a Third Party involving any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (a) a Person or “group” (as defined in the Securities Exchange Act of 1934, as amended) of Persons directly or indirectly acquires beneficial or record ownership of securities representing fifty percent (50%) or more of the outstanding shares of any class of securities of Seller, (b) Seller issues securities representing fifty percent (50%) or more of the outstanding shares of any class of securities of Seller, or (c) Seller merges or consolidates directly with another person and as of immediately following the consummation of such transaction, any person or persons other than the stockholders of Seller as of immediately prior thereto would, directly or indirectly, own beneficially or of record securities representing fifty percent (50%) or more of the outstanding shares of any class of voting securities of the surviving entity or the resulting direct or indirect parent of such surviving entity.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Components” has the meaning set forth in the definition of Net Sales.

“Commercial Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Contract” means any legally binding contract, lease, sublease, license, sublicense, subcontract, instrument, grant, commitment, undertaking or other agreement.

“Data Room” means the electronic documentation site established by Donnelley Financial Solutions Venue on behalf of Seller, containing the documents set forth in the index therein.

“Direct Claim” has the meaning set forth in Section 8.05(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Distribution Contract Support Services” has the meaning set forth in Section 2.08(d).

“Distribution Support Period” has the meaning set forth in Section 2.08(d).

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Equity Interests” means capital stock, share capital, membership interests, partnership interests, limited liability company interests or other similar interests including any securities convertible or exchangeable into, or exercisable for, capital stock, share capital, membership interests, partnership interests, limited liability company interests or other similar interests.

“Escrow Agent” means the escrow agent set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, in a customary form for a transaction of similar size and nature and mutually agreed upon by Buyer and Seller, which shall govern the rights and obligations of the parties with respect to the Escrow Amount consistent with the terms hereof.

“Escrow Amount” means $4,000,000.

“Escrow Fund” has the meaning set forth in Section 3.02(c).

“Escrow Period” has the meaning set forth in Section 8.08(a).

“Escrow Release Date” has the meaning set forth in Section 8.08(b).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

“FDA Letter(s)” means the letters in the form attached hereto as Exhibit E and submitted via the FDA electronic gateway providing for the notification to the FDA of: (a) the transfer of ownership of the Transferred Approvals from Seller to Buyer; and (b) the assumption of responsibility for the Transferred Approvals by Buyer in place of Seller, in each case, as of the Closing Date.

“Fundamental Representations” has the meaning set forth in Section 8.01(a).

“GAAP” means United States generally accepted accounting principles as are in effect from time to time, consistently applied.

“Government Shutdown” means the shutdown beginning on December 22, 2018 of certain United States federal government services provided by the United States Federal Trade Commission and United States Department of Justice to review the transactions contemplated by this Agreement under the HSR Act.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any award, decision, injunction, judgment, writ, decree, ruling, subpoena, verdict or other order entered, issued, made or rendered by any court, administrative agency or other Governmental Authority acting in its official capacity as such, or by any arbitrator or arbitration panel, in each case acting within its authority under Law.

“Health Care Laws” means any and all Laws pertaining to health care regulatory matters to the extent applicable to the conduct of the Business or the ownership of the Purchased Assets including, without limitation: (a) all applicable Laws concerning fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Physician Self-Referral (Stark) Law (42 U.S.C. § 1395nn), the federal False Claims Act (42 U.S.C. § 1320a-7b(a)), as amended, the federal Exclusion statute (42 U.S.C. § 1320a-7) and the federal

Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (b) the federal FD&C Act (21 U.S.C. ch. 9 § 301 et seq.); (c) the Controlled Substances Act (21 U.S.C. § 801, et seq.); (d) the Public Health Service Act (42 U.S.C. § 201 et seq.); (e) the Patient Protection and Affordable Care Act (“ACA”) (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (f) the Physician Payments Sunshine Act (ACA § 6002); (g) the federal Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh, including the amendments implemented by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008); (h) the federal Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v); (i) the Veterans Health Care Act of 1992; (j) the Trade Agreements Act of 1979 (19 U.S.C. § 2501 et seq.); (k) the Federal Trade Commission Act; (l) all Laws relating to privacy, security, the obligation to provide data breach notifications and the protection and processing of personal data, including but not limited to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 (Pub. Law No. 111-5,); (m) any other Laws governing price reporting, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8); and (n) any other Laws governing marketing, labeling, promotion, sale, advertising or communication related and applicable to any of the Purchased Assets.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“In-Licensing Contracts” has the meaning set forth in Section 2.01(a)(ii).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, logos, trade dress, including all applications and registrations, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations and works of authorship, whether or not copyrightable; (c) trade secrets, confidential know-how and all other confidential data, processes, protocols, proprietary and nonproprietary technical and other information, and formulae; (d) inventions and patents, including all provisional applications, non-provisional applications, international (PCT) applications, substitutions, continuations, continuations in part, divisions, renewals, foreign counterparts, and all patents granted thereon or issuing therefrom; and (e) websites and internet domain name registrations.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or its Affiliates and exclusively used in connection with the Business, including the Intellectual Property Registrations.

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(ii).

“Intellectual Property Registrations” means the Intellectual Property that is registered, filed or issued under the authority of any Governmental Authority and set forth in Section 2.01(d) of the Disclosure Schedules, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Intermediary Period” has the meaning set forth in Section 2.08(b).

“Inventory” has the meaning set forth in Section 2.01(e).

“KHAPZORY™ Supply Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or binding directive, policy statement, standard or guidance enacted, adopted or applied by any Governmental Authority.

“Legal Proceeding” means any claim or proceeding commenced, brought, conducted or heard by or before any court or other Governmental Authority.

“Liabilities” means any liabilities, debts, obligations or commitments of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated, due or to become due or otherwise.

“Losses” means any and all actual out-of-pocket losses, claims, suits, actions, damages, liabilities, costs or expenses (including reasonable costs of investigation and reasonable attorneys’ fees and other professionals’ fees).

“Material Adverse Effect” means any event, occurrence, fact, condition, development, circumstance or change that is materially adverse to (a) the Business and the Purchased Assets, taken together and as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that a “Material Adverse Effect” shall not include any event, occurrence, fact, condition, development, circumstance or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the pharmaceutical industry; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of, or at the written request of, Buyer; (vi) any changes in applicable Laws, reimbursement policies, or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions related to the Business; or (x) acts of a Governmental Authority taken in its sovereign (as opposed to contractual) capacity.

“Material Contracts” has the meaning set forth in Section 2.01(a).

“Milestone” has the meaning set forth in Section 2.05(b).

“Milestone Payments” has the meaning set forth in Section 2.05(b).

“Milestone Period” means the five (5) year period beginning on the Closing Date and ending on the date that is the five (5) year anniversary of the Closing Date.

“Mutual Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, made and entered into as of August 7, 2018.

“Net Sales” means, with respect to any Product within the Product Portfolio, and with respect to any period, the gross sales by Buyer, its Affiliates, or its sublicensees, as applicable, of the relevant Product to unrelated Third Party customers, less the following deductions that are allocable to the relevant Product (for which corresponding support schedules and documentation will be properly maintained by Buyer):

(a)

estimated product returns allowances, allowances for uncollectible accounts, revenue commitment discounts, volume commitment discounts, market share discounts, growth discounts, and prompt-pay discounts for which the customer has been, or is expected to be issued, a corresponding credit for their purchases of the relevant Product, including without limitation discounts provided pursuant to co-pay coupons, patient assistance programs or other promotional programs for Products;

(b)

estimated chargebacks, chargeback accruals on wholesaler inventory, rebates, non-contract sales fees, and related administrative fees that are customary to the industry and are based on the purchase of the relevant Product by the customer and/or use by the specific end-user type (including, but not limited to, governmental and managed care rebates, hospital or other buying group discounts, and other governmental drug pricing programs);

(c)

estimated distribution fees, Medicaid fees, inventory management fees, group purchasing organization fees, and data fees that are payable to authorized wholesalers/distributors and are specific to the relevant Products;

(d)

any payments arising from a coverage gap (i.e., a “donut hole” payment) which relate to Medicare (Part D) or any future government or commercial program that are related to the distribution or consumption of the Products; and

(e)

any other similar and customary deductions that are consistent with Accounting Standards and relevant to the respective Products, but which are not duplicative of the deductions specified in (a) through (d) above.

Sales, transfers, or other dispositions of any Product within the Product Portfolio for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of any Product among Buyer and its Affiliates.

The above definition of Net Sales is intended to match Buyer’s revenue recognition of the Products in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and/or International Financial Reporting Standards (IFRS) (the “Accounting Standards”). As such, the estimates within items (a) through (e) will be periodically adjusted by Buyer, prospectively reflecting its actual experience of issued credits, payment made, and fees incurred under each deduction category.

In the event any Product is sold in combination with other pharmaceutical products, diagnostic products, or active ingredients (collectively, “Combination Components”), the Net Sales applicable to such transaction will be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the weighted average price of the Product in the same dosage amount, formulation, or quantities in the country or jurisdiction of sale during the applicable calendar quarter if sold separately, and B is the sum of the weighted average prices of all Combination Components with which the Product is combined, in the same dosage amount or quantities in the applicable country or jurisdiction during the applicable quarter if sold separately. If A or B cannot be readily determined, the Parties agree to negotiate the appropriate ratio in good faith and reach a written agreement with respect to the calculation of Net Sales of such Products sold in combination with Combination Components.

“Non-Assignable Contract” has the meaning set forth in Section 2.08(a).

“Non-Assigned Wholesaler/Distributor Contract” has the meaning set forth in Section 2.08(d).

“Obligations” has the meaning set forth in Section 11.02.

“Organizational Documents” means, with respect to any Person, such Person’s: (a) certificate or articles of incorporation or formation; (b) bylaws; (c) limited liability company agreement or operating agreement; and (d) other formation, constituent or governing documents, as applicable, in each case, as amended, restated, supplemented or otherwise modified.

“Other Contracts” has the meaning set forth in Section 2.01(b).

“Other Employees” has the meaning set forth in Section 6.02(b).

“Other Offer Standards” has the meaning set forth in Section 6.02(b).

“Other Selected Employee” has the meaning set forth in Section 6.02(b).

“Out-Licensing Contracts” has the meaning set forth in Section 2.01(a)(iii).

“Overlapping IP” means all technology, inventions, discoveries (whether patentable or not), processes, specifications, know-how, trade secrets, goodwill and research information and data concerning current research and development efforts, in each case, which are owned by Seller and used in the conduct of the Business or the Purchased Assets but which are not exclusive to the Business.

“Parent Guarantor” has the meaning set forth in the preamble.

“Party” or “Parties” have the meaning set forth in the Preamble to this Agreement.

“Permits” means any approval, consent, grant, permission, registration, notice, franchise, confirmation, endorsement, waiver, exemption, certification, license, submission, registration, qualification, clearance, variance, permit, order, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Laws, including the Transferred Approvals.

“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect; and (e) the licenses granted to Intellectual Property which are identified in Section 2.01(a)(iii) of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” has the meaning set forth in Section 6.12(a).

“POs” has the meaning set forth in Section 4.06(e).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.12(a).

“Product” has the meaning set forth in the recitals.

“Product Approval” means, an approval of a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA for a particular indication.

“Product Portfolio” has the meaning set forth in the recitals.

“Purchase Price” means the sum of (a) the Upfront Purchase Price and (b) the Milestone Payments.

“Purchased Assets” has the meaning set forth in Section 2.01.

“R&D Activities” has the meaning set forth in Section 2.06(a).

“Recall” means a “recall,” “market withdrawal” or “stock recovery” of a product as such term is defined in 21 C.F.R. 7.3 (as amended from time to time, or any successor Law as may take effect in the United States), or any analogous terms and provisions applicable in any other jurisdiction.

“Representative” means, with respect to a particular Person, any director, manager, member, officer, employee, agent, consultant, advisor, Affiliate, financing source or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retained Information” means any and all (a) books and records prepared and maintained by Seller in connection with the Business, including laboratory books, batch records and stability studies, (b) regulatory files (including correspondence with regulatory authorities and any memoranda or other documents prepared by Seller for internal use by Seller), registrations, applications, approvals, licenses and permits from the FDA and (c) marketing materials, research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium, that, in each case, do not relate exclusively to the Business or that are required to be retained in order to respond to inspections by the FDA or any other Governmental Authority.

“Revenue and Cost Information” has the meaning set forth in Section 4.04(a).

“RIT Membership Interest” has the meaning set forth in Section 2.01(i).

“Sales Contracts” has the meaning set forth in Section 2.01(a)(iv).

“Sales Offer Standards” has the meaning set forth in Section 6.02(a).

“Selected Sales Employees” has the meaning set forth in Section 6.02(a).

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plans” has the meaning set forth in Section 6.02(e).

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those individuals set forth in Section 1.01 of the Disclosure Schedules or the knowledge that such individuals would reasonably be expected to have obtained in the normal course of discharging their duties given their positions and titles with Seller.

“Service and Supply Contracts” has the meaning set forth in Section 2.01(a)(i).

“Straddle Period” has the meaning set forth in Section 6.12(a).

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Affiliate) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, withholding, payroll, employment, unemployment, estimated, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or similar charges imposed by any Governmental Authority, together with any interest, additions to tax or penalties imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority or other entity or body other than Seller or Buyer or an Affiliate of either of them.

“Third Party Claim” has the meaning set forth in Section 8.05(b).

“Transaction Documents” means this Agreement, the Mutual Confidentiality Agreement, the Commercial Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignment, the Transition Services Agreement, the Escrow Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” has the meaning set forth in Section 6.09.

“Transferred Approvals” has the meaning set forth in Section 2.01(c).

“Transferred Employees” has the meaning set forth in Section 6.02(b).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Upfront Purchase Price” has the meaning set forth in Section 2.05(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. At the Closing, Seller shall, and shall cause its Subsidiaries to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller and its Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s and its Subsidiaries’ right, title and interest in, to and under the following assets, properties and rights of Seller and its Subsidiaries, to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the “Purchased Assets”):

(a) the following Contracts (collectively, the “Material Contracts”):

(i) those Contracts set forth in Section 2.01(a)(i) of the Disclosure Schedules (the “Service and Supply Contracts”);

(ii) those Contracts set forth in Section 2.01(a)(ii) of the Disclosure Schedules (the “In-Licensing Contracts”);

(iii) those Contracts set forth in Section 2.01(a)(iii) of the Disclosure Schedules (the “Out-Licensing Contracts”);

(iv) those Contracts set forth in Section 2.01(a)(iv) of the Disclosure Schedules (the “Sales Contracts”);

(v) those Contracts set forth in Section 2.01(a)(v) of the Disclosure Schedules (the “Additional Material Contracts”);

(b) all other Contracts and POs of Seller or its Subsidiaries exclusively related to the Business (the “Other Contracts”, together with the Material Contracts, the “Assigned Contracts”);

(c) those government licenses and approvals set forth in Section 2.01(c) of the Disclosure Schedules (the “Transferred Approvals”);

(d) the Intellectual Property Assets;

(e) all inventory, finished goods, raw materials, works in progress, packaging, supplies and parts exclusively related to the Business (the “Inventory”), including, for the avoidance of doubt, inventory generated through site transfer or other development activities;

(f) all electronic and paper versions of files, documents, instruments, papers, reports, surveys, databases, invoices, correspondence, assessments, audits, or other reports, books, manuals and records, books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, research, development files, sales material and records, internal financial information and marketing and promotional surveys, and material and research, in each case owned and controlled by Seller or its Affiliates and exclusively related to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Books and Records”), other than such Books and Records which Seller is prohibited from disclosing or transferring under applicable Law and set forth in Section 2.01(f) of the Disclosure Schedules;

(g) the pre-paid assets exclusively related to the Business;

(h) all goodwill and other intangible assets exclusively related to the Business and Purchased Assets; and

(i) in the event Seller does not obtain the consent to assignment of the Contract set forth in Section 2.01(i) of the Disclosure Schedules, one-hundred percent (100%) of the outstanding membership interest of RIT Oncology, LLC (the “RIT Membership Interest”); it being clear that if the consent to assignment of such Contract is obtained prior to the Closing, the RIT Membership Interest shall not be included in the Purchased Assets.

Section 2.02 Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and neither Seller nor its Subsidiaries are selling or assigning, any other assets or properties, and all such other assets and properties shall be excluded from the Purchased Assets, including the following assets and properties of Seller and its Subsidiaries (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents, bank accounts and securities;

(b) all accounts and notes receivable;

(c) except as set forth in Section 2.01(i), any Equity Interests in any Person;

(d) all Contracts other than the Assigned Contracts;

(e) all Intellectual Property other than the Intellectual Property Assets;

(f) all rights, title and interest to real property and any Contracts relating to real property;

(g) the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees and any other books and records in which Seller is prohibited from disclosing or transferring under applicable Law;

(h) any rights to Tax refunds, Tax credits, or similar Tax benefits of Seller or any Affiliate of Seller for any taxable period;

(i) the rights which accrue or will accrue to Seller or its Affiliates under the Transaction Documents;

(j) the rights, titles, interests and assets under those Contracts set forth in Section 2.02(i) of the Disclosure Schedules; and

(k) all other rights, titles, interests and assets not described in Section 2.01.

Section 2.03 Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay, perform, discharge when due or otherwise become responsible and liable for the following (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising under or relating to the Assigned Contracts and the Transferred Employees, but, only to the extent that such Liabilities arise or relate to periods after the Closing and are not due or related to any breach or default by Seller or any of its Affiliates under any such Assumed Contract prior to the Closing;

(b) all Liabilities for Taxes for which Buyer is liable pursuant to Section 6.09;

(c) all other Liabilities arising out of or relating to the Product Portfolio, the conduct of the Business or Buyer’s ownership of the Purchased Assets, in each case, accrued on or after the Closing; and

(d) all Liabilities set forth in Section 2.03(d) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding anything to the contrary herein, Buyer shall not assume and shall not be responsible to pay, perform, discharge when due or otherwise become responsible or liable for any of the following liabilities or obligations of Seller and its Subsidiaries (collectively, the “Excluded Liabilities”):

(a) any Liabilities arising out of or relating to ownership of the Purchased Assets accrued prior to the Closing Date and not specifically assumed by Buyer as an Assumed Liability;

(b) any Liabilities relating to or arising out of the Excluded Assets;

(c) except as provided in Section 6.02, all Liabilities relating to or arising out of (i) the employment, termination of employment, employee benefits, compensation or other arrangements with respect to any Business Employee prior to the Closing Date, (ii) workers’ compensation claims of any Business Employee which relate to events occurring prior to the Closing Date or (iii) all equity-based compensation of any Business Employee;

(d) any Liabilities arising out of or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(e) any Liabilities set forth in Section 2.04(e) of the Disclosure Schedules;

(f) all Liabilities arising out of or relating to any return, chargeback, rebate, customer charge or other similar expense, or Recall of any Product sold by or on behalf of Seller or its Subsidiaries prior to the Closing Date;

(g) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury or other harm to person or property, regardless of when asserted, which result from the use or misuse of Products or otherwise related to the Products (including all proceedings relating to any such liabilities) sold by or on behalf of Seller or its Subsidiaries prior to the Closing Date;

(h) any Liabilities arising out of or relating to any proceeding relating to the Purchased Assets or the Business for which the cause of action arose prior to the Closing Date;

(i) all Liabilities of Seller to purchase the equity of or make an investment in CASI Pharmaceuticals, Inc. or any other party;

(j) all Liabilities of Seller to Jefferies LLC;

(k) all Liabilities of RIT Oncology, LLC prior to the Closing, including for clarity, all Tax Liabilities, except Liabilities arising out of the Assigned Contracts after the Closing;

(l) the POs identified in Section 2.04(l) of the Disclosure Schedules and any POs dated December 31, 2018 or earlier that are not set forth in Section 4.06(e) of the Disclosure Schedules;

(m) all Liabilities of Seller or any of its Subsidiaries that do not constitute the Assumed Liabilities; and

(n) any Liabilities arising from completed R&D Activities.

Section 2.05 Purchase Price.

(a) At Closing, Buyer shall pay to Seller an amount in cash equal to $160,000,000 (“Upfront Purchase Price”), less the Escrow Amount, for the Purchased Assets and Assumed Liabilities, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.

(b) Subject to the terms and conditions of this Section 2.05, Buyer shall pay to Seller the following, each a “Milestone Payment” and collectively, the “Milestone Payments”, within forty-five (45) days of the occurrence of each “Milestone” set forth below:

(i) if Buyer receives FDA Product Approval for MARQIBO® with label indicated for diffuse large B-cell lymphoma (the “B-Cell Lymphoma Indication”), then Buyer will pay to Seller, a one-time payment of $30,000,000;

(ii) if Buyer receives FDA Product Approval for MARQIBO® for any indication other than the B-Cell Lymphoma Indication, single vial or pediatric ALL, then Buyer will pay to Seller, a one-time payment of $10,000,000;

(iii) if the Net Sales of MARQIBO® during any trailing twelve (12) month period during the Milestone Period are equal to or greater than $300,000,000, then Buyer will pay to Seller, a one-time payment of $30,000,000;

(iv) if the Net Sales of MARQIBO® during any trailing twelve (12) month period during the Milestone Period are equal to or greater than $400,000,000, then Buyer will pay to Seller, a one-time payment of $10,000,000;

(v) if the Net Sales of KHAPZORYTM during any trailing twelve (12) month period during the Milestone Period are equal to or greater than $50,000,000, then Buyer will pay to Seller, a one-time payment of $5,000,000;

(vi) if the cumulative Net Sales of KHAPZORYTM are equal to or greater than $150,000,000 at any time during the Milestone Period, then Buyer will pay to Seller, a one-time payment of $5,000,000;

(vii) if the cumulative Net Sales of KHAPZORYTM are equal to or greater than $200,000,000 at any time during the Milestone Period, then Buyer will pay to Seller, a one-time payment of $10,000,000;

(viii) if the cumulative Net Sales of KHAPZORYTM are equal to or greater than $300,000,000 at any time during the Milestone Period, then Buyer will pay to Seller, a one-time payment of $15,000,000; and

(ix) if the cumulative Net Sales of KHAPZORYTM are equal to or greater than $400,000,000 at any time during the Milestone Period, then Buyer will pay to Seller, a one-time payment of $25,000,000.

(c) Each Milestone Payment is payable only once. Buyer shall provide written notice to Seller of such occurrence no later than five (5) Business Days after the occurrence of the Milestones set forth in Section 2.05(b)(i), and Section 2.05(b)(ii) and no later than fifteen (15) days following the end of the month in which the occurrence of the Milestones set forth in Section 2.05(b)(iii) through and including Section 2.05(b)(ix) occur. Notwithstanding the foregoing, (i) Buyer shall have no obligation to continue any development or commercialization of MARQIBO®, and (ii)(A) in the event that KHAPZORYTM is not assigned a unique J-Code, Buyer shall not be obligated to make the Milestone Payments set forth in Section 2.05(b)(v), Section 2.05(b)(vi), Section 2.05(b)(vii), Section 2.05(b)(viii) or Section 2.05(b)(ix), and (B) in the event KHAPZORYTM is assigned a unique J-Code, Buyer shall use reasonable efforts to market KHAPZORYTM, taking into account the status of exclusivity of the J-Code and the third party reimbursement rates approved for the Product. Buyer shall have sole discretion in determining whether to continue development, reinstate development or commence new development of MARQIBO® or, subject to Section 2.05(c)(ii)(B), KHAPZORYTM.

Section 2.06 Purchase Price Adjustment.

(a) Seller acknowledges and agrees that prior to the Closing Date, Seller shall use its reasonable best efforts to diligently progress the research and development activities (the “R&D Activities”). Section 2.06(a) of the Disclosure Schedules sets forth each R&D Activity and the budget associated with each R&D Activity.

(b) Five (5) Business Days prior to the anticipated Closing Date, Seller shall provide written notice to Buyer as to whether it has completed the R&D Activities and documentation showing all completed R&D Activities, if any. If Seller has not completed one or more of the R&D Activities, in whole or in part, Buyer and Seller shall discuss in good faith and mutually agree upon the amount for Buyer to complete such uncompleted R&D Activities. The Upfront Purchase Price shall be reduced by the amount for Buyer to complete the uncompleted R&D Activities mutually agreed upon between the Parties. If the Parties are unable to mutually agree to an amount for Buyer to complete the uncompleted R&D Activities, then the Upfront Purchase Price shall be reduced by an amount equal to (i) $6,240,000 less (ii) the budgeted amount for any R&D Activities completed by Seller prior to the Closing and less (iii) the lesser of: (x) actual costs paid by Seller or (y) the budgeted amount, in each case of (x) and (y), for each of the R&D Activities that have been partially completed by Seller prior to the Closing.

Section 2.07 Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price (including any Assumed Liabilities and other items treated as consideration for Tax purposes) among the Purchased Assets (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the principles set forth in Section 2.07 of the

Disclosure Schedules. The Allocation Schedule shall be binding upon Seller and Buyer for all Tax reporting purposes, and neither Buyer nor Seller nor their respective Affiliates shall take any position on any Tax Return (including Internal Revenue Service Form 8594 or any equivalent statement) or in connection with any Tax audit claim, or other proceeding which is inconsistent with the Allocation Schedule unless required to do so pursuant to a final “determination” (as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign law). In the event that the Purchase Price is later adjusted, the Allocation Schedule shall also be adjusted. To the extent permitted by the Code, the Treasury Regulations under the Code or other applicable Tax law, any adjustments to the Purchase Price shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Purchase Price, and to the extent that such adjustments do not relate to any specific asset classification, shall be allocated to goodwill.

Section 2.08 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Assigned Contract that would require a material consent, authorization, approval or waiver of a Person who is not a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing despite Seller’s good faith and diligent effort to seek consents to such Contracts prior to Closing (“Non-Assignable Contract”), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all rights and obligations under any and all of the Assigned Contracts or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall solely have the benefit of and be responsible for such rights and obligations from and after the Closing Date; provided, however, that neither Party shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Assigned Contract to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. From and after the Closing, Seller (on behalf of itself and its Affiliates) appoints Buyer as its attorney-in-fact to act in its name on its behalf, or in the name of the applicable Subsidiary, and on such Subsidiary’s behalf, with regard to each Non-Assignable Contract. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.09.

(b) Subject to the last sentence of this Section 2.08(b), to the extent that any Contract set forth in Section 2.08(b) of the Disclosure Schedules is a Non-Assignable Contract, from time to time, at Buyer’s request, Seller shall for a period commencing on the Closing Date and ending on the earlier of: (i) five (5) years following the Closing Date; (ii) the date on which such Non-Assignable Contract terminates by its terms or a new replacement Contract is obtained; and (iii) the date on which Buyer enters into an agreement with a Third Party to provide substantially the same services to Buyer as are provided to Seller under the Non-Assignable Contract (such earlier period, the “Intermediary Period”), act as an intermediary to provide Buyer the benefit of the terms of such Non-Assignable Contract (including, without limitation, purchasing on behalf of Buyer any raw materials or finished products to be supplied under such Non-Assignable Contract) with all costs and expenses incurred by Seller thereunder on behalf of Buyer being borne fully by Buyer. For clarity, Seller shall not charge Buyer for performing Seller’s obligation under this Section 2.08(b). To the extent that a Third Party consent is not obtained to any Non-Assignable Contract prior to the Closing, then, during the Intermediary Period, Buyer shall use commercially reasonable efforts to negotiate in good faith directly with the Third Party to obtain a Contract in replacement of the Non-Assignable Contract.

(c) If the Contracts set forth in Section 2.08(c) of the Disclosure Schedules are assignable in part, or can otherwise be bifurcated, in each case, without consent of the Third Party involved in such Contract, Seller shall assign to Buyer in part, or bifurcate, the Contracts as they relate to the Product Portfolio. If the Contracts set forth in Section 2.08(c) of the Disclosure Schedules are not assignable without consent of the Third Party involved in such Contracts, Buyer and Seller shall cooperate in good faith to work with the applicable Third Party to bifurcate such non-assignable Contracts to the extent such Contracts relate to the Product Portfolio such that Buyer obtains its own Contract covering the subject matter contained therein as it relates specifically to the Product Portfolio. In the event that Buyer and Seller are unable to bifurcate the non-assignable Contracts set forth in Section 2.08(c) of the Disclosure Schedules on or before the Closing, then, during the Intermediary Period, Seller shall act as an intermediary to provide Buyer the benefit of the terms of such non-assignable Contract (including, without limitation, purchasing on behalf of Buyer any raw materials or finished products to be supplied under such non-assignable Contract) with all costs and expenses incurred by Seller thereunder on behalf of Buyer being borne fully by Buyer. For clarity, Seller shall not charge Buyer for performing Seller’s obligation under this Section 2.08(c). During the Intermediary Period, Buyer and Seller shall continue to cooperate to seek bifurcation of the non-assignable Contracts with the Third Party.

(d) If any Contract with any group purchasing organization, wholesaler, distributor, or specialty distributor is a Non-Assignable Contract (“Non-Assigned Wholesaler/Distributor Contract”), then Seller agrees that, to the extent permitted by Law and during the period that begins on the Closing Date and ends on the earliest of: (i) ninety (90) days after the Closing Date; (ii) the date on which all Non-Assigned Wholesaler/Distributor Contracts have been assigned to Buyer; or (iii) the date on which Buyer has executed replacement Contracts with all group purchasing organization, wholesaler, distributor, or specialty distributor parties to all Non-Assigned Wholesaler/Distributor Contracts (the “Distribution Support Period”), Seller shall use its commercially reasonable efforts to (A) continue to administer and perform such Non-Assigned Wholesaler/Distributor Contract, and (B) permit the group purchasing organization, wholesaler, distributor, or specialty distributor party to such Non-Assigned Wholesaler/Distributor Contract to purchase Product from Seller and/or Buyer and resell such Product to eligible customers (the “Distribution Contract Support Services”).

(i) During the Distribution Support Period:

(A) All revenues received under any Non-Assigned Wholesaler/Distributor Contract shall belong to Buyer;

(B) Buyer and Seller shall use commercially reasonable efforts, and shall cooperate with each other, to either (1) obtain any required consent, authorization, approval, or waiver, or any release, substitution, or amendment required to assign any Non-Assigned Wholesaler/Distributor Contract to Buyer, or (2) if such assignment is not possible, enable Buyer to enter into a replacement Contract with the applicable group purchasing organization, wholesaler, distributor, or specialty distributor;

(C) Buyer and Seller shall take all appropriate and necessary actions, and sign such documents and authorizations as are reasonably necessary, to accomplish the actions described in this Section 2.08(d); and

(D) All chargebacks, fees, and other amounts payable by Seller to the applicable group purchasing organization, wholesaler, distributor, or specialty distributor under the terms of any Non-Assigned Wholesaler/Distributor Contract incurred in connection with sales made after the Closing are the financial responsibility of Buyer, and Buyer shall reimburse Seller for any such amounts actually paid by Seller.

Section 2.09 Risk of Loss. Prior to the Closing, any loss of, or damage to, the Purchased Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or its Subsidiaries.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur (a) on March 1, 2019, if all of the conditions to the Closing set forth in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date) are either satisfied or waived by the Party entitled to the benefit of the same, (b) as promptly as practicable within five (5) Business Days after all of the conditions to the Closing set forth in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date) are either satisfied or waived by the Party entitled to the benefit of the same, if such conditions are not satisfied or waived by or on March 1, 2019, or (c) at such other time and date as agreed to by the Parties. In no event shall the Closing occur before March 1, 2019. The Closing shall take place remotely via the electronic exchange of documents and signatures, or in such other manner as the Parties may agree in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (the “Bill of Sale and Assignment and Assumption Agreement”) duly executed by Seller;

(ii) an Intellectual Property Assignment substantially in the form of Exhibit B (the “Intellectual Property Assignment”) duly executed by Seller;

(iii) a Commercial Agreement substantially in the form of Exhibit C (the “Commercial Agreement”) duly executed by Seller;

(iv) a Transition Services Agreement substantially in the form of Exhibit D (the “Transition Services Agreement”) duly executed by Seller;

(v) the FDA Letters;

(vi) a fully executed and assignable supply agreement (the “KHAPZORY™ Supply Agreement”) between Seller and the active pharmaceutical ingredient (“API”) manufacturer for KHAPZORY™ for supply of such API, for a period of no less than five (5) years from the date thereof with pricing and other terms no less favorable than Seller’s existing supply arrangement for KHAPZORY™ API;

(vii) the Seller Closing Certificate; and

(viii) the Escrow Agreement duly executed by Seller and the Escrow Agent.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Upfront Purchase Price less the Escrow Amount;

(ii) the Bill of Sale and Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Intellectual Property Assignment duly executed by Buyer;

(iv) the Commercial Agreement duly executed by Buyer;

(v) the Transition Services Agreement duly executed by Buyer;

(vi) the FDA Letters;

(vii) the Buyer Closing Certificate;

(viii) a counterpart signature page to the Escrow Agreement duly executed by Buyer; and

(ix) all other documents, certificates, instruments or writings expressly required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(c) At the Closing, Buyer shall deliver to the Escrow Agent the Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Escrow Agent, to be held for the purpose of paying any cancellation fees or penalties for cancellation of any POs in accordance with Section 8.08.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the date hereof, as follows:

Section 4.01 Organization, Qualification and Due Authority.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has all requisite corporate power and authority to own, lease or otherwise hold and operate all of its Purchased Assets and to carry on the Business as now being conducted. With the exception of Spectrum Pharma Canada, Inc., Seller owns, directly or indirectly, all of the outstanding shares of capital stock of, or other Equity Interests in, each of its Subsidiaries. Seller is duly qualified or licensed to do business as a foreign company and is in good standing, or the local equivalent (if applicable), in each other jurisdiction where it conducts its business or in which the ownership, leasing or operation of its Purchased Assets requires such qualification, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

(b) Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate actions on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assigned Contract; except in the cases of clauses (b) and (c), where such conflict, violation, breach, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03 Compliance with Laws; Permits. Except as set forth in Section 4.03 of the Disclosure Schedules, Seller and its Subsidiaries are in compliance with all Laws applicable to the Business and the Purchased Assets, except where the failure to be in compliance with such Laws would not have a material impact on the Business and the Purchased Assets. All Transferred Approvals are valid and in full force and effect. Except to the extent it would not have a material impact on the Business and the Purchased Assets, (a) neither Seller nor any of its Subsidiaries has received notice from any Governmental Authority that there are any circumstances currently existing which would lead to any loss or refusal to renew any Permit or require amendment to the current labeling of any Product, and (b) neither Seller nor any of its Subsidiaries has taken any action or inaction that would or would reasonably be anticipated to lead to any loss or refusal by any Governmental Authority to renew any Permit. To Seller’s Knowledge, the manufacture and distribution of the Products are in compliance with the current good manufacturing practices (GMP) and the current good distribution practices (GDP) applicable to the Products in the jurisdictions in which the Products are manufactured and distributed.

Section 4.04 Revenue and Cost Information.

(a) The following revenue and cost information has been made available to Buyer in the Data Room (collectively, the “Revenue and Cost Information”):

(i) spreadsheets reflecting, by geographic location, the revenue generated by each respective Product of the Product Portfolio as of December 31st for each of the years 2015, 2016 and 2017 and ending September 30, 2018;

(ii) a spreadsheet reflecting, for the quarterly periods starting January 1, 2015 and ending September 30, 2018, the revenue, cost of product sales, gross profit, and sales and marketing expenses of each respective Product of the Product Portfolio;

(iii) a spreadsheet reflecting the quarterly gross sales and net sales of each respective Product of the Product Portfolio for the quarterly periods starting January 1, 2015 and ending September 30, 2018; and

(iv) a statement reflecting the monthly gross sales of each respective Product of the Product Portfolio for the monthly periods starting January 1, 2016 and ending September 30, 2018.

(b) The Revenue and Cost Information is correct, complete and consistently prepared from, the books and records of Seller and its Subsidiaries with the care and accuracy that Seller requires in connection the management of its business and affairs.

Section 4.05 Title to Purchased Assets.

(a) Seller (or its Subsidiary, as applicable) has, and Buyer will at the Closing acquire good, valid and marketable title to, and the right to transfer (or cause to be transferred) sole and exclusive ownership of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The Purchased Assets, together with the right to use the Retained Information, constitute in all material respects the tangible and intangible properties and assets sufficient for the conduct of the Business as conducted by Seller immediately prior to the Closing Date, except for the Excluded Assets and any assets, licenses, services or rights the absence of which would not be material to the conduct of the Business.

Section 4.06 Material Contracts.

(a) Each Material Contract is in full force and effect, enforceable in accordance with its terms and constitutes a valid and binding obligation of Seller or its Subsidiaries, and, to Seller’s Knowledge, the other parties thereto. None of the Material Contracts have been amended or modified except as set forth therein. Seller and/or its Subsidiaries have performed in all respects all of its obligations under the Material Contracts applicable to it.

(b) Except as set forth in Section 4.06(b) of the Disclosure Schedules, neither Seller nor its Subsidiaries are in breach of or in default under, any Material Contracts (in each case, with or without notice or lapse of time or both), nor are they in receipt of any written claim of breach or default under any Material Contract, except for such breaches or defaults or claims of breaches or defaults that would not be material to the conduct of the Business. To Seller’s Knowledge, no other Person is in breach of or in default under any Material Contract (in each case, with or without notice or lapse of time or both).

(c) Except as set forth in Section 2.01(a)(iii) of the Disclosure Schedules, neither Seller nor its Subsidiaries has knowingly waived any of its rights under any Material Contract.

(d) No event or development has occurred, and no fact, circumstance or condition exists, that, to Seller’s Knowledge, would reasonably be expected to (with or without notice or lapse of time or both): (i) result in a breach of any Material Contract by Seller or its Subsidiaries; and (ii) give any Person the right to declare a default or to obtain any remedy or recourse under any Material Contract, including the right to (A) change any delivery schedule, (B) accelerate the performance of any obligation or (C) terminate, amend or otherwise modify any such Material Contract.

(e) Except as set forth in Section 4.06(e) of the Disclosure Schedules, neither Seller nor its Subsidiaries has any open vendor purchase order commitments (“POs”) dated as of December 31, 2018 or earlier hereof to be assumed by Buyer hereunder.

(f) Except for the Contracts identified in Section 2.01(a), those POs set forth in Section 4.06(e) of the Disclosure Schedules (and, for the avoidance of doubt, the Contracts underlying such POs to the extent such Contracts are set forth in the Disclosure Schedules) and those Contracts set forth in Section 4.06(f) of the Disclosure Schedules, there is no Contract, PO, or other binding obligation as of the date hereof to be assigned to Buyer which shall impose an obligation on Buyer to pay or incur any expenses in excess of $250,000 in any calendar year, except for commercial sales agreements and except for Contracts or POs that are terminable within ninety (90) days (and which impose upon Buyer an obligation to pay or incur expenses of no greater than $250,000 over such ninety (90) day period).

(g) For purposes of determining whether monetary thresholds set forth in Section 4.06(e) and Section 4.06(f) have been met, separate POs and/or Contracts with the same counterparty will be aggregated such that if two or more POs and/or Contracts with the same counterparty, taken in the aggregate, impose upon Buyer an obligation to pay or incur expenses of greater than $250,000 in any calendar year, each such PO and/or Contract shall be deemed to be a PO and/or Contract which imposes upon Buyer an obligation to pay or incur expenses greater than $250,000 in any calendar year.

(h) With respect to all POs: (i) Seller has followed its typical internal control procedures for its management’s review and approval of each PO; (ii) the nature of the services or products associated with each PO have been determined by Seller to be necessary for the typical operation of the Business; (iii) the contractual provisions of each PO-related arrangement have commercially-reasonable terms for the contracted services or products; (iv) the costs associated with closed and open POs have been completely and accurately reflected within the financial forecasts provided by Seller to Buyer, as well as the historical financial statements that have been filed by Seller under Forms 10-Q and Forms 10-K with the Securities and Exchange Commission; and (v) each PO is cancellable under its terms and the terms of any Contracts associated with such PO.

(i) The Contracts set forth in Section 2.08(c) of the Disclosure Schedules are the only Contracts that relate to the Business but are not exclusive to the Business that would impose an obligation on Buyer to pay or incur any expense in excess of $250,000 in any calendar year.

Section 4.07 Regulatory Matters.

(a) Each of Seller and its Subsidiaries (in each case solely with respect to the Product Portfolio and the Business) have complied with all material terms and conditions of each Transferred Approval and no Governmental Authority has provided notice to either Seller or its Subsidiaries that Seller or its Subsidiaries (in each case solely with respect to the Product Portfolio and the Business) is in material breach of any Transferred Approval.

(b) All Transferred Approvals are in full force and effect. No material suspension, cancellation or modification is pending or, to Seller’s Knowledge, threatened, with respect to any Transferred Approvals.

(c) During the past three (3) years, (i) there has not been, nor is there currently under consideration by Seller or any of its Subsidiaries, or to Seller’s Knowledge, any Governmental Authority, the initiation or threat of any Recall or post-sale warning, nor is there any Recall pending or, to Seller’s Knowledge, threatened Legal Proceedings or requests for information, voluntary or involuntary market withdrawals, field corrective actions, safety alerts or other regulatory enforcement actions, in respect of any Product, and (ii) no Product manufactured, distributed or sold prior to the date hereof has been discontinued (whether voluntarily or otherwise) by Seller due to concerns over potential harm to human health or safety. To Seller’s Knowledge, no act, omission, event, or circumstance has occurred with respect to Seller or any of its Subsidiaries that would reasonably be expected to give rise to any such action.

(d) There is no pending, completed or, to Seller’s Knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint or investigation) related to the Business or Product Portfolio against Seller or any of its Affiliates, and, during the past three (3) years, neither Seller nor any of its Affiliates has received any notice, warning or untitled letter, FDA Form 483 or other communication from the FDA or any other Governmental Authority; in either case, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Product, (ii) alleges any material violation of or non-compliance with any applicable Law, (iii) withdraws or proposes to withdraw the approval of, requests the Recall, suspension, or seizure of, or withdraws any Product or orders the withdrawal of advertising or sales promotional materials relating to, any Product, (iv) imposes a clinical hold on any clinical investigation by Seller or any of its Affiliates relating to any Product, (v) enjoins production of any Product at any facility of Seller, its Affiliates or Third Party contract manufacturer, or (vi) enters or proposes to enter into a consent decree of permanent injunction with Seller or its Affiliates with regards to any Product, and which, in each case (i) through (vi), either individually or in the aggregate, would have a material impact on the Business or Product Portfolio.

(e) Neither Seller nor any of the Business Employees, in each case, solely with respect to the conduct of the Business, has been suspended, debarred, or excluded, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335(a) or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(f) To Seller’s Knowledge, neither Seller nor any of the Business Employees, in each case, solely with respect to the conduct of the Business, has (i) made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submissions to the FDA or any other Governmental Authority or in any material lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint or investigation; or (ii) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy.

(g) During the past (3) years, in conducting the Business and with respect to the Product Portfolio, Seller and its Subsidiaries are and have been in compliance in all material respects with all applicable Health Care Laws.

Section 4.08 Intellectual Property.

(a) Section 2.01(d) of the Disclosure Schedules lists, for each Intellectual Property Registration: (i) the jurisdiction in which such Intellectual Property Registration has been registered or filed; and (ii) the applicable registration or serial number for such Intellectual Property Registration.

(b) The Intellectual Property Assets constitute all of the Intellectual Property owned by Seller and its Affiliates that is necessary for the conduct of the Business as conducted by Seller immediately prior to the Closing. There is no Overlapping IP.

(c) Seller and its Subsidiaries exclusively own or have the right to use all Intellectual Property Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, to Seller’s Knowledge:

(i) each Person who is or was an employee or consultant of Seller and its Subsidiaries and who is or was involved in any material respect with the creation or development of any material Intellectual Property Assets for Seller or its Subsidiaries has signed an agreement which (A) assigns the rights to such Intellectual Property Assets to either Seller or its Subsidiaries and (B) contains confidentiality provisions protecting the Intellectual Property Assets; and

(ii) no employee or consultant of Seller and its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property Assets.

(d) To Seller’s Knowledge, no Person is currently infringing, misappropriating or otherwise violating any Intellectual Property Assets in any respect. There are no claims pending by Seller or any of its Affiliates against any Person, nor has Seller or any of its Affiliates sent in the past two (2) years any written notice to any Person, regarding any actual or potential infringement, dilution, misappropriation or other unauthorized use of any of the Intellectual Property Assets.

(e) To Seller’s Knowledge, all Intellectual Property Registrations are valid, subsisting and enforceable.

(f) To Seller’s Knowledge, and except as would not have a Material Adverse Effect, neither Seller nor its Subsidiaries (in each case solely with respect to the Product Portfolio and Business) infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person and Seller and its Affiliates have not in the past three (3) years received any written claim or notification to that effect.

(g) Except as set forth in Section 4.08(g) of the Disclosure Schedules, no infringement, misappropriation or similar claim or Legal Proceeding involving any Intellectual Property Asset is pending and served against Seller or its Subsidiaries or, to Seller’s Knowledge, threatened or alleged in writing against Seller or its Subsidiaries.

(h) Except as set forth in Section 4.08(h) of the Disclosure Schedules, Seller does not have any Knowledge of any circumstance which it reasonably expects may lead to a disruption in the supply of Product after the Closing Date due to delays or problems relating to the conduct of activities associated with regulatory matters or similar issues.

Section 4.09 Legal Proceedings; Governmental Orders. Except as set forth in Section 4.09 of the Disclosure Schedules, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller or its Subsidiaries relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Purchased Assets.

Section 4.10 Brokers. Except for Jefferies LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.11 Taxes.

(a) Seller has timely paid all Taxes which were required to be paid on or prior to the date of this Agreement, the non-payment of which would result in an Encumbrance on any Purchased Asset.

(b) Seller has established, in accordance with Seller’s accounting policies, applied on a consistent basis, adequate reserves for the payment of, and will timely pay, all Taxes imposed or due, which arise from or with respect to the Purchased Assets or the conduct of the Business and are incurred in or attributable to the period of time between execution of this Agreement and the Closing Date, the non-payment of which would result in an Encumbrance (other than a Permitted Encumbrance) on any Purchased Asset.

Section 4.12 Employees.

(a) Seller has properly classified and treated its Business Employees as exempt or nonexempt for purposes of all applicable wage and hour Laws and all individuals characterized and treated by Seller as consultants or independent contractors are properly classified as such under all applicable Laws.

(b) In connection with the Business Employees, since June 1, 2015, Seller has not been a party to or bound by any contract or collective bargaining agreement with any union, works council, labor organization, group of personnel or other representative body or association, nor is any such contract or collective bargaining agreement currently in effect or being contemplated or negotiated by or on behalf of Seller. There are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed since June 1, 2015.

(c) Except as would not have a Material Adverse Effect, Seller has complied with all applicable Laws relating to employment or labor to the extent relating to the Business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation, the withholding and payment of social security and other Taxes and unlawful discrimination and harassment. There are, and since June 1, 2015 there have been, no unfair labor practice charges or complaints pending with the National Labor Relations Board with respect to the Business. Except as would not have a Material Adverse Effect, with respect to the Business, there are and since June 1, 2014 there have been no minimum wage, overtime or equal pay charges or complaints, occupational safety and health charges or complaints, wrongful discharge charges or complaints, employee grievances, discrimination claims or workers’ compensation claims pending against Seller, and, to Seller’s Knowledge, none have been threatened. No notice has been received by Seller since June 1, 2015 of the intent of any federal, state, local or foreign agency or Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of Seller with respect to the Business, and, to Seller’s Knowledge, no such investigation is in progress.

(d) Each Business Employee employed by Seller in the United States has presented legal proof of his or her identity and authorization to work in the United States for Seller and such proof indicates that such Business Employee is either (i) a U.S. citizen or lawful permanent resident or (ii) a nonimmigrant possessing a current, valid authorization issued by U.S. Citizenship and Immigration Services permitting employment by Seller.

(e) This Section 4.12 contains the sole representations and warranties with respect to employee matters.

Section 4.13 RIT Membership Interest. Seller owns one-hundred percent (100%) of the RIT Membership Interest. RIT Oncology, LLC has no Liabilities other than those Liabilities arising out of the Assigned Contracts that are accrued after the Closing Date.

Section 4.14 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or its Subsidiaries, including any representation or warranty arising by Law or as to the accuracy or completeness of any information regarding the Business, the Product Portfolio, the Purchased Assets and the Assumed Liabilities furnished or made available to Buyer and its Representatives (including any presentations prepared by Seller or Jefferies LLC and any information, documents or other materials made available to Buyer in expectation of the transactions contemplated hereby via the Data Room or through other methods), as to the future revenue, profitability or success of the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof, as follows:

Section 5.01 Organization, Qualification and Due Authority.

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing or the local equivalent (if applicable) in each other jurisdiction where it conducts its business or in which the ownership, leasing or operation of its properties or assets requires such qualification, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on Buyer’s ability to consummate the transactions or discharge its obligations under this Agreement or any other Transaction Documents.

(b) Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (a) result in a violation or breach of any provision of any Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where such conflict, violation, breach, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.03 Sufficiency of Funds. As of the Closing, Buyer shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payments of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.04 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.05 Legal Proceedings. No Legal Proceedings are pending or, to Buyer’s knowledge, threatened against or by Buyer or any of its Affiliates that restrain, prohibit or otherwise challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.06 Brokers. Except for Leerink Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.07 Independent Investigation; Non-Reliance. Buyer has conducted its own independent investigation, review and analysis of the Product Portfolio and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and its Subsidiaries for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and its Subsidiaries set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); (b) neither Seller nor any other Person has made any representation or warranty with respect to Seller, its Subsidiaries, the Product Portfolio, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (c) except for the specific representations and warranties expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules), Buyer specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Seller or any other Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby disclaim any other representation or warranty made by Seller or any other Person.

Section 5.08 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or its Subsidiaries, including any representation or warranty arising by Law, as to the accuracy or completeness of any information as to Buyer’s business or ability to enter into this Agreement, or as to the future revenue, profitability or success of the Business after Closing.

ARTICLE VI

COVENANTS

Section 6.01 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause its Subsidiaries to: (a) provide Buyer and its Representatives reasonable access to and reasonable rights to inspect all of the properties, assets, documents and data related to the Purchased Assets; (b) furnish Buyer and its Representatives with copies of all books, records and documents and such other data and information related to the Purchased Assets as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and its Subsidiaries to cooperate with Buyer in its investigation of the Purchased Assets; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s or its Subsidiaries’ personnel or their respective Representatives and in such a manner as not to interfere with the conduct of the businesses of Seller. All requests by Buyer for access pursuant to this Section 6.01 shall be submitted or directed exclusively to Jefferies LLC or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor its Subsidiaries shall be required to disclose any information to Buyer if such disclosure could, in Seller’s reasonable discretion: (x) cause significant competitive harm to Seller and its businesses; (y) jeopardize any attorney-client or other privilege available to Seller or its Affiliates; or (z) violate any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, not to be unreasonably withheld or delayed, Buyer shall not contact any equity holder of, member of the boards of directors of, employees of, agents of, suppliers to or customers of, Seller or its Subsidiaries. Buyer shall, and shall cause its Representatives to, abide by the terms of the Mutual Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.01.

Section 6.02 Business Employees and Benefits.

(a) Section 6.02(a)(i), of the Disclosure Schedules sets forth each employee of Seller whose employment duties as of the Closing are primarily dedicated to the Business (collectively, the “Business Employees”). Buyer shall offer to employ, as of the Closing Date, those Business Employees set forth in Section 6.02(a)(ii) of the Disclosure Schedules (the “Selected Sales Employees”). Such offers of employment shall (i) be made no later than fifteen (15) Business Days following the date hereof, and (ii) provide each Selected Sales Employee with: (A) a base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller or its Subsidiaries to such Selected Sales Employee immediately prior to the Closing; (B) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller or its Subsidiaries to such Selected Sales Employee immediately prior to the Closing; (C) retirement, medical, health and welfare benefits (or the equivalent value thereof) that are no less favorable in the aggregate than those provided by Buyer to its employees who are similarly situated to the Selected Sales Employees immediately prior to the Closing; and (D) severance benefits, to the extent applicable, that are no less favorable in the aggregate than those provided by Buyer to its employees who are similarly situated to the Selected Sales Employees immediately prior to the Closing (collectively, the “Sales Offer Standards”). For purposes of clarity, the Sales Offer Standards do not include offer of employment to be in the same location as immediately prior to Closing.

(b) Upon execution of this Agreement, and prior to the Closing, Seller shall make the Business Employees that are not Selected Sales Employees as set forth in Section 6.02(a)(ii) of the Disclosure Schedules (the “Other Employees”) reasonably available to Buyer for interviews. Buyer shall make offers of employment to each Other Employee whom Buyer selects in its sole discretion (an “Other Selected Employee”), with such employment to begin upon Closing.

Such offers of employment shall (i) be made no later than ten (10) Business Days prior to the anticipated Closing, and (ii) provide each Other Selected Employee with: (A) a base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller or its Subsidiaries to such Other Selected Employee immediately prior to the Closing; (B) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller or its Subsidiaries to such Other Selected Employee immediately prior to the Closing; (C) retirement, medical, health and welfare benefits (or the equivalent value thereof) that are no less favorable in the aggregate than those provided by Buyer to its employees who are similarly situated to the Other Selected Employees immediately prior to the Closing; and (D) severance benefits, to the extent applicable, that are no less favorable in the aggregate than those provided by Buyer to its employees who are similarly situated to the Other Selected Employees immediately prior to the Closing (collectively, the “Other Offer Standards”). For purposes of clarity, the Other Offer Standards do not include offer of employment to be in the same location as immediately prior to Closing. Those Selected Sales Employees and Other Selected Employee who accept such offers of employment are collectively referred to herein as the “Transferred Employees.”

(c) To the extent that Buyer offers employment to a Business Employee and such employee accepts employment with Buyer, then for twelve (12) months following the Closing, Buyer shall, or shall cause an Affiliate of Buyer to provide each Transferred Employee the compensation required by Section 6.02(a)(ii)(A)-(B) and Section 6.02(b)(ii)(A)-(B), as applicable; provided, however, unless specifically made otherwise by written agreement between Buyer and Transferred Employee, all employment of Transferred Employee by Buyer shall be on an “at will” basis such that Buyer may change the non-compensation terms of employment of any Transferred Employee and/or separate any Transferred Employee for any or no reason.

(d) With respect to any employee benefit plan, including severance benefits, vacation and paid time-off plans, policies or practices sponsored or maintained by Buyer or an Affiliate of Buyer (collectively, the “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause an Affiliate of Buyer to, recognize all service of each Transferred Employee with Seller, an Affiliate of Seller or their respective predecessors, as if such service were with Buyer for all purposes, including vesting, eligibility, level of benefits and accrual purposes; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Notwithstanding the foregoing, Buyer does not assume, and Seller shall be fully responsible for the payment of, any accrued payroll, vacation or sick pay or severance or accrued but unpaid bonuses, all obligations under any equity based compensation program or other benefits (including all Taxes with respect to such payments) related to any Transferred Employee prior to the Closing Date.

(e) Effective as of the Closing, the Transferred Employees shall cease active participation in any employee benefit plan sponsored or maintained by Seller or its Subsidiaries (collectively, the “Seller Benefit Plans”). Seller shall remain liable for all eligible claims for benefits under the Seller Benefit Plans that are incurred prior to the Closing.

(f) Effective as of the Closing or as soon thereafter as Buyer is able utilizing commercially reasonable efforts, Buyer shall, or shall cause an Affiliate of Buyer to, have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) in which Transferred Employees who meet the eligibility criteria thereof shall immediately be eligible to participate. Buyer agrees to cause the Buyer 401(k) Plan to accept eligible rollovers and transfers by Transferred Employees from the applicable Seller defined contribution plan, including any promissory notes evidencing outstanding loans. Buyer agrees that it will cause any Third Party administrators of the Buyer 401(k) Plan to accept any rollovers or transfers contemplated pursuant to this Section 6.02(e) no later than thirty (30) days following the date that Buyer or such Third Party administrator receives the documentation necessary to process such rollovers or transfers. Notwithstanding the foregoing, Buyer shall not be obligated to accept rollovers or transfers of Roth 401(k) balances.

(g) Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee who accepts an employment offer by Buyer or an Affiliate of Buyer on terms required by Section 6.02(a) or (b), including for purposes of any Seller Benefit Plan that provides for separation, termination or severance benefits, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing. Except as otherwise provided herein, Seller shall be liable and hold Buyer harmless for: (i) any liability arising under the WARN Act (and any similar state law) and any statutory, common law, contractual or other severance with respect to any Other Employee who is not offered employment by Buyer or an Affiliate of Buyer on terms required by Section 6.02(a); and (ii) any claims relating to the employment of any Business Employee prior to the Closing. Seller shall be liable and hold Buyer harmless for any statutory, common law, contractual or other severance with respect to any Business Employee (other than the Selected Sales Employees) who does not receive a job offer from Buyer or an Affiliate of Buyer or who declines a job offer from Buyer or an Affiliate of Buyer which job offer meets the Sales Offer Standards or the Other Offer Standards, as applicable.

(h) At or following the Closing, Seller shall pay in full to each Transferred Employee all of such Transferred Employee’s wages, salary, bonus, benefits, commissions and other compensation, including equity compensation, accrued prior to the Closing. Seller will withhold or deduct from each

Transferred Employee’s salary or transfer to each Transferred Employee’s pension, life insurance or incapacity insurance all amounts that Seller is legally required or contractually obligated to withhold, deduct or transfer, and Seller shall duly pay such amounts to the appropriate fund or funds.

(i) Nothing in this Section 6.02, express or implied, shall (i) be treated as the establishment, amendment or modification of any Seller Benefit Plan or constitute a limitation on rights to amend, modify, merge or terminate any Seller Benefit Plan before, on or after the Closing, (ii) limit the rights of Buyer or an Affiliate of Buyer to terminate the employment of any individual at any time or for any reason, or (iii) except as provided in Section 6.02(c), confer any rights to any Business Employee.

(j) Except as set forth in Section 6.02(j) of the Disclosure Schedule, after the Closing Date, (i) Buyer shall be responsible for all severance costs, if any, payable to any Transferred Employees and (ii) Seller shall be responsible for all severance costs payable, if any, to Business Employees that are not Transferred Employees.

Section 6.03 Confidentiality. Each Party acknowledges and agrees that the Mutual Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Mutual Confidentiality Agreement, information by the other Party in connection with the Transaction Documents (including the terms and conditions of this Agreement and the other Transaction Documents). Following the Closing, Confidential Information (as defined in the Mutual Confidentiality Agreement), to the extent it relates exclusively to the Business, including the Purchased Assets and the Assumed Liabilities, shall become the Confidential Information of Buyer and the terms of the Mutual Confidentiality Agreement as it relates to such information shall no longer apply to Buyer; however, Seller shall comply with the terms of the Mutual Confidentiality Agreement with regards to such information as Buyer’s Confidential Information. If this Agreement is, for any reason, terminated prior to the Closing, the Mutual Confidentiality Agreement and the provisions of this Section 6.03 shall nonetheless continue in full force and effect.

Section 6.04 Governmental Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, obtain, or cause to be obtained, all consents, authorizations, Governmental Orders and approvals from all Governmental Authorities that may be or may become necessary for such Party’s execution and delivery of this Agreement and the performance of such Party’s obligations pursuant to this Agreement and the other Transaction Documents. Seller and Buyer mutually commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts in promptly seeking to obtain all such consents, authorizations, Governmental Orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such consents, authorizations, Governmental Orders and approvals.

(b) If required by the HSR Act, each Party hereto agrees to use commercially reasonable efforts to file the appropriate Notification and Report Form and related material required under the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable but in no event later than thirty (30) days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested in connection therewith by the United States Federal Trade Commission or the United States Department of Justice pursuant to the HSR Act. Buyer agrees to use its reasonable best efforts to obtain or make, as applicable, all consents of, and all filings with, any Governmental Authority required to be obtained or made by Buyer under any antitrust Law that may be asserted by any Governmental Authority of the United States so as to enable the parties to expeditiously close the transactions contemplated hereby. Buyer, subject to good faith consultation with Seller, shall be entitled to direct any proceedings or negotiations with any Governmental Authority, including any communications and meetings with or written submissions to any Governmental Authority with respect to all consents of, and all filings with, any Governmental Authority required to be obtained or made by Buyer under any antitrust Law. Notwithstanding anything in this Agreement to the contrary, in no event will Buyer or any of its Affiliates be obligated to propose, or agree to accept, any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Buyer, could be expected to materially limit the right of Buyer or any of its Affiliates to own or operate all or any portion of its respective businesses or assets or, after the Closing, to own or operate all or any portion of the Business.

(c) Seller and Buyer shall supply each other with copies of all correspondence, filings or communications with any antitrust Governmental Authority or the staff or regulators of any antitrust Governmental Authority, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, including but not limited to documents filed pursuant to Item 4(c) of the Notification and Report Form or communications regarding the same; provided, however, that to extent any of the documents or information are commercially or competitively sensitive, a party may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any anti-trust Governmental Authority or the staff or regulators of any anti-trust Governmental Authority.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.02 of the Disclosure Schedules, including, but not limited to, (i) providing information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the applicable agreements requiring consent from such third parties, and (iii) executing agreements to affect the assumption of such agreements on or before the Closing; provided, however, that Seller shall not be obligated to pay any consideration therefor to any Third Party from whom consent or approval is required or requested.

(e) Seller shall submit the Seller FDA Letters for each Product two (2) Business Days following the Closing Date. Seller will provide to Buyer each electronic confirmation promptly upon receipt of such confirmation from FDA, but in any event within three (3) Business Days following the Closing Date.

Section 6.05 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.06 Operation of the Business. From and after the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed and shall be provided or withheld within five (5) Business Days of Seller’s request), Seller shall, and shall cause its Affiliates to, (i) conduct the Business in all material respects in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve substantially intact the Purchased Assets, retain the services of and maintain and preserve their relationship with the Business Employees and maintain relationships with all Governmental Authorities, customers, vendors, suppliers, commercial partners, employees and other business relations, in each case, with respect to or otherwise relating to the Business, the Purchased Assets and the Assumed Liabilities. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall, and shall cause its Affiliates to, in each case, with respect to or otherwise relating to the Business, the Purchased Assets and the Assumed Liabilities:

(a) preserve and maintain all Permits necessary to conduct the Business as presently conducted;

(b) pay its debts, Taxes and other obligations when due;

(c) perform all of its obligations under all Assigned Contracts in all material respects and not amend, modify, terminate or waive the performance of any material term of any Assigned Contract, other than in the ordinary course of business;

(d) comply in all material respects with all applicable Laws;

(e) except in the ordinary course of business consistent with past practices, in reasonable consultation with Buyer, and taking into account an individual Business Employee’s annual performance:

(i) not increase the compensation or benefits payable to or to become payable to any Selected Sales Employee (other than benefits pursuant to benefit plans of general applicability); provided, that any aggregate increase in compensation or benefits payable to the Selected Sales Employees taken as a whole shall not exceed three percent (3%) of the aggregate current compensation or benefits of the Selected Sales Employees as of the date hereof (other than benefits pursuant to benefit plans of general applicability or pursuant to an existing Contract or benefit plan, in each case, as disclosed in the Disclosure Schedules hereto); and

(ii) not increase the compensation or benefits payable to or to become payable to any Other Selected Employee (other than benefits pursuant to benefit plans of general applicability); provided, that any aggregate increase in compensation or benefits payable to the Other Selected Employees taken as a whole shall not exceed three percent (3%) of the aggregate current compensation or benefits of the Other Selected Employees as of the date hereof (other than benefits pursuant to benefit plans of general applicability or pursuant to an existing Contract or benefit plan, in each case, as disclosed in the Disclosure Schedules hereto);

(f) except in the ordinary course of business and except as set forth in Section 6.06(f) of the Disclosure Schedules, not enter into any agreement or arrangement involving rebate or similar arrangements payable with respect to any Product in excess of $100,000 annually;

(g) other than in the ordinary course of business consistent with past practice, not (i) materially modify the customer or supplier pricing, or offer any material discounts, rebates or promotions, (ii) engage in channel stuffing or trade loading (i.e. increased sales of Products that is materially inconsistent with past practices or historical data);

(h) not subject any Purchased Assets to any Encumbrances (other than a Permitted Encumbrance);

(i) not enter into any binding commitment relating to the Business which would impose an obligation on Buyer to pay or incur any expense, which expense is in excess of $250,000; provided that separate purchase orders and/or contracts entered into after the date hereof with the same counterparty will be aggregated such that if two or more purchase orders and/or contracts with the same counterparty, taken in the aggregate, would impose upon Buyer an obligation to pay or incur expenses of greater than $250,000, the purchase order and/or contract which results in the aggregate obligations of Buyer to pay or incur expenses greater than $250,000 shall be deemed to be the purchase order and/or contract which imposes upon Buyer an obligation to pay or incur expenses greater than $250,000; or

(j) settle any litigation controlled by Seller relating to the Intellectual Property Assets.

Section 6.07 Non-Compete; Non-Solicitation.

(a) Commencing on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date, Seller shall not (and shall cause its controlled Affiliates not to), anywhere in the world, directly or indirectly manage, control, participate in, consult with, render services for, or in any other manner design, develop, commercialize, package, manufacture and label, market, distribute, or sell any product that (i) is therapeutically equivalent to a Product; or (ii) is for the following indications: (A) peripheral T-cell lymphoma (PTCL); (B) conditioning treatment prior to hematopoietic progenitor (stem) cell transplantation; or (C) methotrexate/ 5-flourouracil toxicity; provided that the foregoing restrictions shall expire and be of no force or effect in the event Seller consummates a Change of Control.

(b) For a period of three (3) years following the Closing Date:

(i) Seller shall not (and shall cause its controlled Affiliates not to), directly or indirectly, solicit or hire any individual who is a Transferred Employee or any employee of Buyer or Parent Guarantor who is a vice-president or higher and was first introduced to Seller in connection with the transactions contemplated hereby; provided, however, that this Section 6.07(b)(i) will not prevent Seller from: (A) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the internet) that is not targeted specifically at the Transferred Employees; (B) engaging any recruiting firm or similar organization to identify and solicit persons for employment on behalf of Seller, so long as such recruiting firm or organization is not instructed to target any Transferred Employees; or (C) otherwise soliciting or hiring any Transferred Employee who (1) responds to an advertisement that is not specifically targeted at Transferred Employees generally, (2) is referred to Seller by a search firm, employment agent or similar entity, so long as such entity has not been instructed to solicit personnel of Buyer or Parent Guarantor, or (3) who has not been employed by Buyer or Parent Guarantor during the thirty (30) calendar days immediately preceding the date of any such solicitation or hire by Seller; and

(ii) Buyer and Parent Guarantor shall not (and shall cause its controlled Affiliates not to), directly or indirectly, solicit or hire any individual who is a Business Employee other than a Transferred Employee or any employee of Seller who is a vice-president or higher and was first introduced to Buyer or Parent Guarantor in connection with the transaction contemplated hereby; provided, however, that this Section 6.07(b)(ii) will not prevent Buyer or Parent Guarantor from: (A) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the internet) that is not targeted specifically at the Business Employees other than the Transferred Employees; (B) engaging any recruiting firm or similar organization to identify and solicit persons for employment on behalf of Buyer or Parent Guarantor, so long as such recruiting firm or organization is not instructed to target any Business Employees other than the Transferred Employees; or (C) otherwise soliciting or hiring any Business Employees other than the Transferred Employees who (1) respond to an advertisement that is not specifically targeted at the Business Employees other than the Transferred Employee generally, (2) is referred to Buyer or Parent Guarantor by a search firm, employment agent or similar entity, so long as such entity has not been instructed to solicit personnel of Seller or its Subsidiaries, or (3) who has not been employed by Seller during the thirty (30) calendar days immediately preceding the date of any such solicitation or hire by Buyer or Parent Guarantor.

Section 6.08 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided, however, that Seller shall indemnify and hold harmless Buyer from any Losses incurred by Buyer caused by or as a result of the failure to comply with any such provisions.

Section 6.09 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) that arise out of the transactions contemplated under this Agreement and the other Transaction Documents (the “Transfer Taxes”) shall be shared 50/50 between Buyer and Seller when due, except for those Transfer Taxes for which Buyer would have a valid exemption if applied for by Buyer, in which case any such Transfer Taxes shall be borne solely by Buyer. Buyer and Seller agree that any Tax Returns with respect to Transfer Taxes shall be filed by the party required by applicable Law to file such Tax Returns and the other party shall cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.12 Tax Matters.

(a) Allocation of Taxes for a Straddle Period. For all purposes of this Agreement, Taxes for any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”) shall be allocated between the portion of such Straddle Period that ends on the Closing Date (the “Pre-Closing Tax Period”) and the portion of such Straddle Period that begins after the Closing Date (the “Post-Closing Tax Period”) as follows: (i) any such real property, personal property or similar ad valorem Tax shall be prorated based on the relative number of days in the Pre-Closing Tax Period and Post-Closing Tax Period of such Straddle Period; and (ii) any Tax not described in clause (i) above shall be allocated based on an interim closing of the books as of the Closing Date.

(b) Cooperation. Buyer, Seller and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns and any audit, litigation or other Tax claim or proceeding. Such cooperation shall include the retention and (upon request by the other parties) the provision of records and information reasonably relevant to any such audit, litigation or other Tax claim or proceeding.

Section 6.13 Retained Information. Seller shall, at the reasonable request of Buyer, provide copies of the Retained Information to Buyer; provided that such copies may be redacted by Seller to the extent that such Retained Information relates to products (other than the Products) and businesses owned or operated by Seller.

Section 6.14 Other Covenant. The Parties shall undertake the obligations set forth in Section 6.14 of the Disclosure Schedules.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The waiting period (and any extensions thereof) applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and

(b) No Governmental Order shall be in effect, or be pending or threatened by any Governmental Authority, which prohibits, renders illegal, or enjoins, or threatens to prohibit, render illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date (except any of those representations and warranties that address matters only as of a specified date, shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(b) Seller shall have duly performed and complied in all material respects with all covenants, agreements and other obligations required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date;

(c) Seller shall have delivered to Buyer duly executed counterparts to the documents set forth in Section 3.02(a)(i), Section 3.02(a)(ii), Section 3.02(a)(iii) and Section 3.02(a)(iv);

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”); and

(e) since the date hereof, no Material Adverse Effect shall have occurred.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, on or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of such date (except any of those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(b) Buyer shall have duly performed and complied in all material respects with all covenants, agreements and other obligations required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

(c) Buyer shall have delivered to Seller the Purchase Price and duly executed counterparts to the documents set forth in Section 3.02(b)(ii) and Section 3.02(b)(iii), Section 3.02(b)(iv) and Section 3.02(b)(v); and

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival.

(a) The representations and warranties of Seller and Buyer contained in Article IV and Article V, respectively, and each of Buyer’s and Seller’s rights to indemnification pursuant to Section 8.02(a) and Section 8.03(a), respectively, shall survive for a period beginning on the Closing Date and ending at 12:00 midnight Pacific Time on the date that is eighteen (18) months following the Closing Date, at which time such representations and warranties of Seller and Buyer contained in Article IV and Article V, respectively, and each of Buyer’s and Seller’s rights to indemnification pursuant to Section 8.02(a) and Section 8.03(a), respectively, shall expire, terminate and be of no further force or effect; except that (i) the representations and warranties contained in Section 4.11 (Taxes) shall survive the Closing until the applicable statute of limitations; (ii) the representations and warranties contained in Section 4.01 (Organization, Qualification, and Due Authority), Section 4.02(a) and (b) (No Conflicts), Section 4.03 (Compliance with Laws; Permits), Section 4.05 (Title to Purchased Assets), and Section 4.10 (Brokers) (the representations in this clause (ii) collectively, the “Fundamental Representations”) shall survive the Closing for a period of six (6) years; and (iii) with respect to the foregoing clauses (i) and (ii), Buyer’s indemnification rights pursuant to Section 8.02(a) shall survive for the same period as set forth in clauses (i) and (ii), respectively.

(b) None of the covenants, agreements and other obligations of the Parties contained in this Agreement shall survive the Closing Date other than those covenants, agreements and other obligations which by their terms contemplate performance after the Closing Date, and each such surviving covenant, agreement or other obligation shall survive the Closing for the period contemplated by its terms.

(c) Any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period of the relevant representation and warranty pursuant to Section 8.01(a) or covenant, agreement or other obligation pursuant to Section 8.01(b) shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer and Buyer’s Representatives (each, a “Buyer Indemnitee”) against, and shall hold Buyer harmless from and against, any and all Losses, whether or not relating to any Third Party Claims and including, for the avoidance of doubt, those related to claims between the Parties, incurred or sustained by, or imposed upon, a Buyer Indemnitee based upon, arising out of, in connection with, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Liabilities set forth in Section 8.02(d) of the Disclosure Schedules.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer, and, solely with respect to Article XI, Parent Guarantor, shall indemnify Seller and Seller’s Representatives (each, a “Seller Indemnitee”) against, and shall hold Seller harmless from and against, any and all Losses, whether or not relating to any Third Party Claims and including, for the avoidance of doubt, those related to claims between the Parties, incurred or sustained by, or imposed upon, a Seller Indemnitee based upon, arising out of, in connection with, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer or Parent Guarantor contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent Guarantor pursuant to this Agreement;

(c) any Assumed Liability; or

(d) Seller’s performance of the Distribution Contract Support Services and any related services reasonably necessary to support such performance; provided, however, that Buyer shall have no such obligation to indemnify and hold harmless to the extent that the Losses for which Seller is seeking indemnification were caused by Seller’s gross negligence, violation of Law, or material breach of any provision in Section 2.08(d).

Section 8.04 Certain Limitations. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a), Section 8.02(b), Section 8.02(d), Section 8.03(a) or Section 8.03(b), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a), Section 8.02(b),

Section 8.02(d), Section 8.03(a) or Section 8.03(b) exceeds $1,000,000, at which point, the full amount of all Losses starting at the first dollar shall be recoverable. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a), Section 8.02(b), Section 8.02(d), Section 8.03(a) or Section 8.03(b), as the case may be, the Indemnifying Party shall not be liable for any individual Loss which does not exceed or Losses in the aggregate which do not exceed $100,000. The limitations set forth in this Section 8.04(a) shall not apply to any indemnification obligations arising under Section 8.02(a) with respect to inaccuracies in or breaches of the Fundamental Representations or in the event of actual fraud or indemnification under Section 8.02(c).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a), Section 8.02(b), Section 8.02(d), Section 8.03(a) or Section 8.03(b), as the case may be, shall not exceed twelve percent (12%) of the Upfront Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to any indemnification obligations arising under Section 8.02(a) with respect to inaccuracies in or breaches of the Fundamental Representations or in the event of actual fraud or indemnification under Section 8.02(c).

(c) With respect to any inaccuracy in or breach of the representations and warranties of Seller contained in Section 4.06(e) and Section 4.06(f) caused by Seller failing to list a Contract and/or PO required to be listed on Section 4.06(e) and/or Section 4.06(f) of the Disclosure Schedules for the purpose of goods and/or services, the Loss shall be deemed to be the lesser of: (i) the total amount due under such Contract or PO or (ii) the amount of the cancellation fee or penalty actually paid by Buyer to the contracting Third Party in connection with the cancellation or termination of any such Contract and/or PO.

(d) The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages relating to the breach or alleged breach of this Agreement.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto to the extent required by applicable Law.

(h) Notwithstanding anything to the contrary contained herein, Buyer shall not have any right to indemnification under this Agreement with respect to, or based upon, Taxes that (i) are attributable to a taxable period (or portion thereof) beginning after the Closing Date, (ii) are due to the unavailability in any taxable period (or portion thereof) of any Tax attribute, (iii) result from transactions or actions outside the ordinary course of business taken by Buyer or any of its Affiliates on or after the Closing Date, or (iv) do not arise from a Third Party Claim.

Section 8.05 Indemnification Procedure.

(a) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve, waive or otherwise release the Indemnifying Party of its indemnification obligations, except to the extent that such failure to notify materially and adversely prejudices the Indemnifying Party, and then, only to the extent of such prejudice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including the right to examine any documents or records exclusively related to such Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other Legal Proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure to notify materially and adversely prejudices the Indemnifying Party, and then, only to the extent of such prejudice. Such notice by the Indemnified

Party shall describe the Third Party Claim in reasonable detail and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own recognized and reputable counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that (i) prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all Losses relating to such Third Party Claim, and (ii) the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) if (A) such Third Party Claim involves criminal liability, (B) such Third Party Claim involves a customer or supplier of the Indemnified Party or its business or if an adverse determination with respect to such Third Party Claim could reasonably be expected to be materially detrimental to or injure the Indemnifying Party’s reputation or business prospects, (C) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or its business and the Indemnified Party reasonably determines that such injunction or equitable relief would materially and adversely affect the Indemnified Party or its business, (D) in the reasonable opinion of counsel to the Indemnified Party there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived with respect to such Third Party Claim, or (E) the Losses relating to such Third Party Claim would reasonably be expected to exceed the maximum amount that the Indemnified Party would be entitled to recover under this Article VIII. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to pay, compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(c), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim at the sole cost and expense of the Indemnifying Party. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.03) records relating to such Third Party Claim and furnishing to the defending Party of management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless such settlement or judgment will result in the Indemnified Party being liable for an amount of Losses which are not indemnified hereunder that are in excess of the amounts for which the Indemnified Party is indemnified hereunder and except as provided in this Section 8.05(c). If a firm settlement offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation or any harm whatsoever on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such settlement offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such settlement offer within thirty (30) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such settlement offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such settlement offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to seek any remedy on account of any fraud by either Party or their Affiliates and each of their respective Representatives.

Section 8.08 Escrow Fund.

(a) At any time before the six (6) month anniversary of the Closing (the “Escrow Period”), if Buyer determines on a commercially reasonable basis that a PO should be cancelled and such cancellation results in Buyer’s incurrence of any cancellation fees or penalties, Buyer may seek withdrawal of funds from the Escrow Fund, by providing documentary evidence of the cancellation fee or penalty that Buyer was required to pay for cancellation of the PO. For clarity, Buyer may not seek withdrawal of funds from the Escrow Fund with respect to a particular PO if Buyer obtains indemnification under Section 8.02(a) with respect to such PO.

(b) Within five (5) Business Days after the expiration of the Escrow Period (the “Escrow Release Date”), Buyer and Seller shall execute and deliver to Escrow Agent written instructions instructing Escrow Agent to release and deliver to Seller the balance of the Escrow Fund (and all earnings thereon).

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing:

(a) in writing by mutual consent of Buyer and Seller;

(b) by either Buyer or Seller by written notice if:

(i) the Closing shall not have occurred on or before one hundred and twenty (120) days following the date of this Agreement (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to have occurred on or before the Drop Dead Date and such action or failure to act constitutes a material breach of this Agreement; provided, further, that, to the extent the Government Shutdown prevents the occurrence of the condition set forth in Section 7.01(a) prior to the Drop Dead Date, the Drop Dead Date shall be the later of (A) one hundred and twenty (120) days following the date of this Agreement and (B) ninety (90) days following the date of the termination of the Government Shutdown;

(ii) any Law makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(iii) any Governmental Authority shall have issued a final, non-appealable Governmental Order restraining or enjoining the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to a Party if the issuance of such final non-appealable

Governmental Order is directly caused by a failure of such Party to perform or comply with any of its covenants, agreements or other obligations contained in Article VI; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to a Party if such Party has not complied with Section 6.04(b);

(c) by Buyer upon written notice to Seller if (i) there shall occur a Material Adverse Effect, or (ii) if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to Article IV or Article VI, which (A) would result in the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) and (B) is not capable of being cured prior to the Drop Dead Date; or

(d) by Seller upon written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to Article V or Article VI, which (i) would result in the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) and (ii) is not capable of being cured prior to the Drop Dead Date.

Section 9.02 Notice of Termination; Effect of Termination. A Party desiring to terminate this Agreement pursuant to Section 9.01, other than pursuant to Section 9.01(a), shall give written notice of such termination to the other Party, specifying the provision or provisions hereof pursuant to which such termination is to be effected. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) as set forth in Section 6.03, this Article IX and Article X hereof; and

(b) that nothing herein shall relieve any Party from liability resulting from any fraud, willful misconduct or intentional breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.09 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer and Seller shall each pay for fifty percent (50%) of the filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of receipt, with an automatic “read receipt” not constituting confirmation of receipt); or (d) three (3) days after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Spectrum Pharmaceuticals, Inc. 11500 South Eastern Avenue, Suite 240 Henderson, NV 89052 E-mail: legal@sppirx.com Attention: Keith McGahan, Chief Legal Officer

with a copy to:	Paul Hastings LLP 4747 Executive Avenue, Twelfth Floor San Diego, CA 92121 E-mail: carlsanchez@paulhastings.com Attention: Carl R. Sanchez

If to Buyer:	Acrotech Biopharma LLC 279 Princeton Hightstown Road East Windsor, NJ E-mail: aanvekar@acrotechbiopharma.com Attention: Ashish Anvekar, President

with a copy to:	Aurobindo Pharma USA, Inc. 279 Princeton Hightstown Road East Windsor, NJ E-mail: hmurdock@aurobindousa.com Attention: Hunter Murdock, VP, General Counsel

Reed Smith LLP 136 Main Street, Suite 250 Princeton, NJ 08540 E-mail: byan@reedsmith.com Attention: Betty Yan

If to Parent Guarantor:	Aurobindo Pharma USA, Inc. 279 Princeton Hightstown Road East Windsor, NJ 08520 Attn: Hunter Murdock, VP, General Counsel

Section 10.03 Interpretation.

(a) For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

(b) Whenever the context requires: (i) the singular number will include the plural, and vice versa; (ii) the masculine gender will include the feminine and neuter genders; (iii) the feminine gender will include the masculine and neuter genders; and (iv) the neuter gender will include the masculine and feminine genders.

(c) Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(d) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting any instrument or causing any instrument to be drafted.

(e) The Disclosure Schedules and Exhibits referred to herein shall be construed with, and be an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(f) The table of contents and headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g) All references to any section of any law include any amendment of, and/or successor to, that section.

(h) All terms defined in this Agreement shall have such defined meanings when used in the Disclosure Schedules or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or obligations hereunder without the prior written consent of the other Party, which may be withheld in its absolute discretion; provided, however, that Buyer may assign any of its rights or obligations under this Agreement in whole or in part without the prior written consent of Seller to (a) any of its Affiliates, (b) any subsequent purchaser of Buyer or in connection with any disposition or transfer of all or a material portion of its assets or the Business, in any form of transaction, or (c) any of its lenders as collateral security. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any purported assignment without the prior written consent required by, or as otherwise permitted under, this Section 10.06, shall be void.

Section 10.07 No Third-Party Beneficiaries. Except as provided in Section 6.02, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.09 Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10 Consent to Jurisdiction; Venue. Each of the Parties irrevocably agrees that any Legal Proceeding based upon, arising out of or related to this Agreement, the other Transaction Documents, the transactions contemplated hereby or thereby and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or other Transaction Documents and the rights and obligations arising hereunder or thereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the Parties hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Proceeding relating to this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.10; (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Legal Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement or the Transaction Documents, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties agrees that service of process upon such Party in any such Legal Proceeding shall be effective if such process is given as a notice in accordance with Section 10.02. Buyer agrees that if Seller obtains a judgment against Buyer in any of the foregoing courts arising out of or relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, Seller may bring an action with respect to the recognition and enforcement thereof in a court in any jurisdiction whatsoever, and Buyer hereby irrevocably waives and agrees not to assert by way of motion, as a defense, counterclaim or otherwise, any contention that such judgment of any of the foregoing courts may not be recognized or enforced in whole or in part.

Section 10.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE

FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Specific Performance. Each Party acknowledges and agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and expressly agrees that monetary damages would be inadequate to compensate such Party for any breach by the other Party or any of the other Party’s Affiliates of any covenants and agreements set forth herein. Accordingly, each Party agrees and acknowledges that any breach or threatened breach of this Agreement by a Party or a Party’s Affiliates will cause irreparable injury to the other Party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Parties shall be entitled to specific performance and other injunctive relief against the continued breach of this Agreement or the threatened breach thereof, without the necessity of proving actual damages. Each Party also agrees to waive any requirement for the securing or posting of a bond in connection with obtaining a Party obtaining specific performance or other equitable relief pursuant to this Section 10.12. No equitable remedies referred to above will be deemed to be the exclusive remedy for a breach of this Agreement, but rather will be in addition to all other remedies available under this Agreement, at law or in equity to the Parties.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other Legal Proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to each such Party. Except as set forth in Section 10.6 of this Agreement, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim, action, suit or other Legal Proceeding based on, in respect of or by reason of the transactions contemplated hereby.

ARTICLE XI – GUARANTY OF PARENT GUARANTOR

Section 11.01 Representations and Warranties. Parent Guarantor represents and warrants to Seller, as of the date hereof, as follows:

(a) Parent Guarantor has all necessary corporate power and authority to enter into this Agreement and to carry out the Obligation. The execution and delivery by Parent Guarantor of this Agreement, the performance by Parent Guarantor of its Obligation and the consummation by Parent Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent Guarantor. This Agreement has been duly executed and delivered by Parent Guarantor, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a valid and binding obligation of Parent Guarantor solely with respect to the Obligation, enforceable against Parent Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) As of the Closing, Parent Guarantor shall have sufficient cash on hand or other sources of immediately available funds to enable it to fulfill the Obligation and consummate the transactions contemplated by this Agreement.

Section 11.02 Parent Guarantee. Parent Guarantor irrevocably and unconditionally, jointly and severally, guarantees (a) the prompt payment by Buyer now or hereafter of amounts owed to Seller pursuant to Section 2.05 of this Agreement and (b) the performance of Buyer and its Affiliates pursuant to Section 6.04 and Section 6.07(b)(ii), (the guarantees under clauses (a) and (b) collectively referred to herein as the “Obligations”), and does hereby agree that if the Obligations or any portion thereof is not paid by or performed by Buyer, Parent Guarantor will make such payments or cause such performance, as applicable, upon written demand by Seller. Without limiting the foregoing, Parent Guarantor hereby waives, for the benefit of Seller and solely with respect to the Obligations: (i) any right to require Seller, as a condition of performance by Parent Guarantor, to (A) proceed against Buyer or any other Person, or (B) pursue any other remedy in the power of Seller whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Buyer including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Buyer from any cause other than complete performance of the Obligations; (iii) (A) any principles or provisions of Law that are or might be in conflict with the terms of this Section 11.02 and any legal or equitable discharge of the Obligations hereunder, (B) the benefit of any statute of limitations affecting Parent Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that Seller protect, secure, perfect or insure any security interest or lien or any property subject thereto; (iv) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Agreement or any Transaction Documents or any agreement or instrument related hereto or thereto; and (v) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms of the Obligations hereunder. This Section 11.02 shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of Parent Guarantor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Joseph W. Turgeon

Name: Joseph W. Turgeon
Title: President & Chief Executive Officer

ACROTECH BIOPHARMA LLC

By	/s/ Swami S. Iyer

Name: Swami S. Iyer
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED AS OF THE DATE HEREOF

WITH RESPECT TO ARTICLE XI:

AUROBINDO PHARMA USA, INC.

By	/s/ Swami S. Iyer

Name: Swami S. Iyer
Title: Chief Financial Officer